•	CERTIFIED PUBLIC ACCOUNTANTS

•	BUSINESS ADVISORS

•	TECHNOLOGY CONSULTANTS

5110 Maryland Way

Suite 350

Brentwood, TN 37027

615 370 3663 phone

615 373 9917 fax

www.rodefermoss.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of Post-Effective Amendment to Form S-1 of Registration Statement No. 333-96905, Post-Effective Amendment to Form S-1 of Registration Statement No. 333-119473, Amendment No. 2 to Form S-1 of Registration Statement No. 333-134220 and Registration Statement No. 333-139719 on Form S-8 of ACT Teleconferencing, Inc in our report dated March 30, 2007 (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of ACT Teleconferencing, Inc. for the year ended December 31, 2006

Rodefer Moss & Co., PLLC

Brentwood, Tennessee

March 30, 2007

GREENEVILLE – KNOXVILLE – BRENTWOOD TRI-CITIES